Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made by and between GoPro, Inc. (the “Company”) and Anthony J. Bates (“Executive”).
WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in an offer letter by and between Company and Executive, as amended (the “Offer Letter”).
NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:
1.Termination. Executive’s employment from the Company will terminate on December 31, 2016 (the “Termination Date”) and the Executive hereby tenders his resignation from the Board of Directors of the Company (the “Board”), effective on the Termination Date. Should the Company decline to accept Executive’s resignation from the Board, Executive shall nonetheless cease employment, but shall continue to serve as a director on the Board of Directors of the Company, subject to any required vote of the stockholders of the Company for any periods following the Termination Date. Executive will begin receiving the standard non-executive director Board equity and cash compensation package in the year his revised equity grants have completed vesting under paragraph 4(d)(ii), beginning after the annual shareholder meeting in that year and provided he remains on the Board.
2.Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of Company’s Confidentiality Agreement (as defined in the Offer Letter). Executive shall return all the Company property and confidential and proprietary information in Executive’s possession to the Company on the Effective Date of this Agreement.
3.Acknowledgment of Payment of Wages: By Executive’s signature below, Executive acknowledges that on the Termination Date, the Company will provide Executive with a final paycheck for all wages, salary, reimbursable expenses, accrued vacation and any similar payments due Executive from the Company as of the Termination Date. Executive will also remain eligible to receive any payments to which Executive may be entitled pursuant to the Company’s benefit plans, as amended, and/or the Company’s 401(k) plan, pursuant to the terms of such plans, until the Termination Date. By signing below, Executive acknowledges that the Company will not owe Executive any other amounts as of the Termination Date, other than the Accrued Compensation (as defined in the Offer Letter) or as otherwise set forth herein.
4.Separation Compensation: In exchange for Executive’s agreement to the waiver of claims set forth in paragraph 5 below and compliance with all of the terms of this Agreement, including but not limited to paragraphs 1 and 2 above, the Company agrees to:
(a)pay Executive twelve (12) months of Executive’s current base salary plus Executive’s current target bonus (assuming a 100% achievement threshold), in a single lump sum on the first business day after the sixtieth (60th) day following the Termination Date;
(b)pay Executive a pro rata portion of Executive’s target bonus through the Termination Date, payable in a single lump sum no later than two and one half months following the Termination Date and when other target bonuses are generally paid to senior executives of the Company;
(c)if Executive validly elects to continue coverage under the Company’s health insurance plan under the Consolidated Omnibus Budget Reconciliation Act of 1975, as amended (“COBRA”) and consistent with the terms of COBRA and the Company’s group health insurance plan, the Company will pay the insurance premiums to continue Executive’s existing group health benefits for Executive for twelve (12) months following the Termination Date, provided that, if the Company determines in its discretion that it cannot provide such continued group health benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable lump sum payment in an amount equal to twelve (12) months of such continued group health benefits, less any gross premiums previously paid under this paragraph 4(c), which payment shall be made regardless of whether you elect COBRA continuation coverage and which cash payment shall be paid out in a lump sum at the same time as the payment described in paragraph 4(a), or, if later, at the time of such determination by the Company; and
(d)with respect to Executive’s outstanding equity grants (other than any awards outstanding under the Company’s 2014 Employee Stock Purchase Plan, which shall be governed exclusively by the terms of those awards):
(i)twenty-five percent (25%) of the shares initially subject to each of Executive’s equity grants will accelerate and vest on the Termination Date;
(ii)if, and so long as, Executive continues to serve on the Board following the Termination Date, Executive shall be eligible to continue to vest in an additional twenty-five percent (25%) of the shares initially subject to each of Executive’s equity grants (including any awards that originally vested only based on continued employment rather than service), with the number of shares vesting on each vesting date pursuant to the original vesting schedule of each such grant as if Executive’s employment had not terminated on the Termination Date and the acceleration under paragraph 4(d)(i) had not occurred, provided that, in the event of a Change in Control (as defined in the Offer Letter) while Executive serves on the Board, any such then-unvested equity awards remaining outstanding shall immediately accelerate and become exercisable;
(iii)the remaining unvested shares subject to each of Executive’s equity grants will expire on the Termination Date and be immediately forfeited to the Company without consideration or payment therefore. It is acknowledged and agreed that the acceleration under paragraph 4(d)(i) and the continued vesting eligibility under paragraph 4(d)(ii) shall be evaluated on a grant-by-grant basis and shall be limited to the maximum number of shares initially underlying each grant;
(iv)all vested options held by Executive on the Termination Date and all other options that vest pursuant to paragraph 4(d)(i) and paragraph 4(d)(ii) above shall be exercisable for the three (3) months following the later of (i) December 31, 2017, if Executive’s termination as a director is on or before December 31, 2017, or (ii) the date of Executive’s termination as a director, if Executive’s termination as a director occurs after December 31, 2017, provided that, in each case, upon a Change of Control, the exercisability of options shall be subject to the terms of any definitive agreement effecting or evidencing the Change of Control;
(v)Executive will remain bound by the Company’s equity incentive plans and the applicable equity agreements evidencing Executive’s equity awards, except to the extent that they are expressly modified by this Agreement.
By signing below, Executive acknowledges that Executive is receiving the separation compensation outlined in this paragraph 4 in consideration for waiving Executive’s rights to claims referred to in this Agreement and that Executive would not otherwise be entitled to the separation compensation. Executive also acknowledges that if Executive violates any of the terms of this Agreement, any future payments under paragraph 4 of this Agreement will terminate, any then‑unvested stock options and restricted stock units will terminate.
5.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of Executive, and Executive’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company (inclusive of any successor) and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the date Executive executes this Agreement including, without limitation,
(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;
(e)any and all claims for violation of the federal, or any state, constitution;
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g)any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. Nothing in this Agreement waives (i) Executive’s right to file a charge or participate in any investigation or procedure with any government agency; (ii) Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance; (iii) any claims to benefits under any Company equity agreement and/or employee benefit plan in which Executive has a vested right as of the Termination Date pursuant to the written terms of such agreement; (iv) Executive’s rights under workers’ compensation and unemployment benefit laws; (v) any claims that may not be waived under applicable law; (vi) any action to enforce the terms of this Agreement or (vii) any rights or claims that may arise after the date Executive executes this Agreement.
6.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President, People at the Company by close of business on the seventh day from the date that Executive signs this Agreement.
7.Civil Code Section 1542. Executive represents that Executive is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive, being aware of said code section, agrees to expressly waive any rights Executive may have under such code section, as well as under any statute or common law principles of similar effect.
8.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
9.Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.
10.No Cooperation. Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
11.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.
12.Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
13.Authority. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.
14.No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.
15.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
16.Entire Agreement. This Agreement, along with the Confidentiality Agreement (as defined in the Offer Letter), the June, 2014 Indemnity Agreement, and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company and supersedes Executive’s Offer Letter, except with respect to the arbitration provisions under the heading “Other Terms” and the section entitled “Section 409A.”
17.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Board of Directors of the Company.
18.Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
19.Effective Date. This Agreement is effective eight (8) days after it has been signed by both parties.
20.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
21.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims. The parties acknowledge that:
(a)They have read this Agreement;
(b)They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c)They understand the terms and consequences of this Agreement and of the releases it contains;
(d)They are fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

GOPRO, INC.
/s/ Anthony Bates	/s/ Nicholas Woodman
Anthony Bates	By:	Nicholas Woodman
	Title:	Chief Executive Officer